Exhibit 99.1

Fairchild Semiconductor Reports Results for the Fourth Quarter and Full Year 2013

Fairchild Semiconductor (NASDAQ: FCS), a leading global supplier of power semiconductors, today announced results for the fourth quarter and full year 2013 ended December 29, 2013. Fairchild reported fourth quarter sales of $341.1 million, down 6 percent from the prior quarter and up 2 percent from the fourth quarter of 2012.

Fairchild reported fourth quarter net income of $0.9 million or $0.01 per diluted share compared to $12.1 million or $0.09 per diluted share in the prior quarter and a loss of $13.6 million or $0.11 per diluted share in the fourth quarter of 2012. Gross margin was 30.9 percent compared to 31.5 percent in the prior quarter and 29.8 percent in the year-ago quarter.

Fairchild reported fourth quarter adjusted gross margin of 31.3 percent, down 80 basis points from the prior quarter and 150 basis points higher than the fourth quarter of 2012. Adjusted gross margin excludes accelerated depreciation related to a line closure. Adjusted net income was $13.5 million or $0.11 per diluted share, compared to $21.4 million or $0.17 per diluted share in the prior quarter and $12.3 million or $0.10 per diluted share in the fourth quarter of 2012. See the Reconciliation of Net Income to Adjusted Net Income exhibit included in this press release for more details on the other adjustment items.

Full year revenue for 2013 was flat compared to 2012 at $1.4 billion. Fairchild reported net income of $5 million or $0.04 per diluted share in 2013, compared to net income of $25 million or $0.19 per diluted share in 2012. Adjusted net income for 2013 was $35 million or $0.27 per diluted share, compared to $71 million or $0.55 per diluted share in 2012.

“Incoming order volume increased noticeably in December and so far in January,” said Mark Thompson, Fairchild’s chairman and CEO. “We enter 2014 with solid demand momentum, short lead times and an excellent inventory position. Looking at our results by end market, sales into the industrial and appliance markets remained solid in the fourth quarter and were up 11 percent in 2013. Automotive sector demand was seasonally lower but we grew our sales into this market by 8 percent in 2013. We expect sales into these end markets to be seasonally higher in the first quarter. As expected, demand from the mobile end market was sequentially lower as customers adjusted inventories and responded to changes in demand. We expect mobile demand to remain soft in the first quarter and improve as new models launch later in the year.”

Fourth Quarter Financials

“Adjusted gross margin decreased from the prior quarter due to less favorable product mix and project costs related to our fab streamlining efforts,” said Mark Frey, Fairchild’s executive vice president and CFO. “R&D and SG&A expenses were down 5 percent sequentially to $90 million due to further cost reductions and about $2.5 million of non-recurring favorable items. We reduced factory loadings during the fourth quarter to lower internal inventory by 5 percent or $12 million. Free cash flow was $81 million for the fourth quarter and $101 million for the full year 2013. We also initiated an enhanced stock buyback program that authorizes the company to repurchase up to $100 million in stock in 2014.”

Forward Guidance

“We expect sales to be in the range of $340 to $355 million for the first quarter,” said Frey. “We expect adjusted gross margin to be 28.0 to 29.0 percent due primarily to lower factory loadings from the prior quarter, the resumption of some payroll related taxes and ongoing fab streamlining costs. We have increased factory loadings this quarter and expect to recover the underutilization impact to gross margin in the second quarter. We anticipate R&D and SG&A spending to be $93 to $95 million due to resumption of FICA and other payroll related taxes and the lack of non-recurring favorable items from the prior quarter. The adjusted tax rate is forecast at 15 percent plus or minus 3 percentage points for the quarter. Consistent with our usual practices, we are not assuming any obligation to update this information, although we may choose to do so before we announce first quarter results.”

Adjusted gross margin, adjusted net income and free cash flow are non-GAAP financial measures and should not be considered replacements for GAAP results. See additional information on our non-GAAP financial measures and reconciliations to the most comparable GAAP measures in the appropriate reconciliation exhibit included in this press release as well as our SEC filings related to this announcement.

Special Note on Forward Looking Statements:

Some of the paragraphs above, including the one headed “Forward Guidance,” contain forward-looking statements that are based on management’s assumptions and expectations and involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: failure to maintain order rates at expected levels; failure to achieve expected savings from cost reduction actions or other adverse results from those actions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials at competitive prices; competitors’ actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees; order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; changes in tax regulations or the migration of profits from lower tax jurisdictions to higher tax jurisdictions; regulatory risks and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

About Fairchild Semiconductor:

Fairchild Semiconductor (NYSE: FCS) – global presence, local support, smart ideas. Fairchild delivers energy-efficient, easy-to-use and value-added semiconductor solutions for power and mobile designs. We help our customers differentiate their products and solve difficult technical challenges with our expertise in power and signal path products. Please contact us on the web at www.fairchildsemi.com.

Fairchild Semiconductor International, Inc.

Consolidated Statements of Operations

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended			Year Ended
	December 29, 2013	September 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012

Total revenue	$341.1	$364.6	$333.4	$1,405.4	$1,405.9
Cost of sales (1)	235.6	249.7	234.1	988.9	963.9

Gross margin	105.5	114.9	99.3	416.5	442.0

Gross margin %	30.9%	31.5%	29.8%	29.6%	31.4%

Operating expenses:
Research and development (2)	40.2	42.8	37.9	171.6	156.9
Selling, general and administrative (3)	49.9	52.0	49.0	205.7	206.8
Amortization of acquisition-related intangibles	3.9	3.9	4.5	15.5	18.2
Restructuring and impairments	7.8	3.5	7.8	15.9	14.1
Charge for (release of) litigation	—	—	—	(12.6)	1.3

Total operating expenses	101.8	102.2	99.2	396.1	397.3

Operating income	3.7	12.7	0.1	20.4	44.7
Realized loss on sale of securities	—	—	12.9	—	12.9
Other expense, net	1.6	1.4	$3.9	9.2	8.1

Income (loss) before income taxes	2.1	11.3	(16.7)	11.2	23.7

Provision (benefit) for income taxes	1.2	(0.8)	(3.1)	6.2	(0.9)

Net income (loss)	$0.9	$12.1	$(13.6)	$5.0	$24.6

Net income (loss) per common share:
Basic	$0.01	$0.10	$(0.11)	$0.04	$0.19

Diluted	$0.01	$0.09	$(0.11)	$0.04	$0.19

Weighted average common shares:
Basic	126.6	127.3	126.9	127.2	126.7

Diluted	127.9	128.4	$126.9	128.7	129.0

(1) Equity compensation expense included in cost of sales	$1.3	$1.2	$0.8	$4.9	$4.5
(2) Equity compensation expense included in research and development	$1.9	$1.9	$1.4	$7.5	$5.7
(3) Equity compensation expense included in selling, general and administrative	$3.4	$4.0	$2.0	$15.5	$12.4

Fairchild Semiconductor International, Inc.

Reconciliation of Net Income To Adjusted Net Income

(In millions)

(Unaudited)

	Three Months Ended			Year Ended
	December 29, 2013	September 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012

Net income (loss)	$0.9	$12.1	$(13.6)	$5.0	$24.6
Adjustments to reconcile net income (loss) to adjusted net income (loss):
Restructuring and impairments	7.8	3.5	7.8	15.9	14.1
Write off of equity investments	—	—	—	3.0	—
VAT expense on internal IP sale	—	—	2.1	—	2.1
Accelerated depreciation on assets related to line closure (1)	1.2	2.1	—	8.7	—
Realized loss on sale of securities	—	—	12.9	—	12.9
Charge for (release of) litigation	—	—	—	(12.6)	1.3
Amortization of acquisition-related intangibles	3.9	3.9	4.5	15.5	18.2
Associated net tax effects of the above and other acquisition-related intangibles	(0.3)	(0.2)	(1.4)	(0.9)	(2.7)

Adjusted net income (loss)	$13.5	$21.4	$12.3	$34.6	$70.5

Adjusted net income (loss) per common share:
Basic	$0.11	$0.17	$0.10	$0.27	$0.56

Diluted	$0.11	$0.17	$0.10	$0.27	$0.55

(1)	Recorded in cost of sales

Fairchild Semiconductor International, Inc.

Reconciliation of Gross Margin To Adjusted Gross Margin

(In millions)

(Unaudited)

	Three Months Ended			Year Ended
	December 29, 2013	September 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012

Gross margin	$105.5	$114.9	$99.3	$416.5	$442.0
Adjustments to reconcile gross margin to adjusted gross margin:
Accelerated depreciation on assets related to line closure	1.2	2.1	—	8.7	—

Adjusted gross margin	$106.7	$117.0	$99.3	$425.2	$442.0

Adjusted gross margin %	31.3%	32.1%	29.8%	30.3%	31.4%

Fairchild Semiconductor International, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	December 29, 2013	September 29, 2013	December 30, 2012

ASSETS
Current assets:
Cash and cash equivalents	$417.8	$348.2	$405.9
Short-term marketable securities	0.1	0.2	0.1
Receivables, net	127.4	172.6	136.7
Inventories	228.1	240.4	236.7
Other current assets	51.2	50.8	52.6

Total current assets	824.6	812.2	832.0

Property, plant and equipment, net	707.9	727.1	764.9
Intangible assets, net	31.7	35.6	47.3
Goodwill	169.3	169.3	169.3
Long-term securities	2.2	2.3	2.6
Other assets	60.3	62.7	67.8

Total assets	$1,796.0	$1,809.2	$1,883.9

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$95.8	$102.0	$115.7
Accrued expenses and other current liabilities	88.0	93.2	89.2

Total current liabilities	183.8	195.2	204.9

Long-term debt, less current portion	200.1	200.1	250.1
Other liabilities	48.0	47.2	58.9

Total liabilities	431.9	442.5	513.9

Temporary equity - deferred stock units	3.6	3.2	2.9
Total stockholders’ equity	1,360.5	1,363.5	1,367.1

Total liabilities, temporary equity and stockholders’ equity	$1,796.0	$1,809.2	$1,883.9

Fairchild Semiconductor International, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended	Year Ended
	December 29, 2013	December 29, 2013	December 30, 2012
Cash flows from operating activities:
Net income (Loss)	$0.9	$5.0	$24.6
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	35.6	145.2	135.3
Non-cash stock-based compensation expense	6.6	27.9	22.6
Non-cash restructuring and impairments expense	1.5	1.5	0.1
Non-cash realized loss on sale of investments	—		12.9
Deferred income taxes, net	(1.8)	(4.8)	(11.2)
Release of litigation charge	—	(12.6)	—
Other	0.6	5.2	2.5
Changes in operating assets and liabilities, net of acquisitions	53.4	8.7	(3.6)

Cash provided by operating activities	96.8	176.1	183.2

Cash flows from investing activities:
Capital expenditures	(16.0)	(75.2)	(151.9)
Purchase of marketable securities	—	—	(0.5)
Sale of marketable securities	—	—	23.6
Maturity of marketable securities	0.2	0.3	0.2
Other	(0.3)	(2.1)	(2.4)

Cash used in investing activities	(16.1)	(77.0)	(131.0)

Cash flows from financing activities:
Repayment of long-term debt	—	(50.0)	(50.0)
Proceeds from issuance of common stock and from exercise of stock options, net	0.2	1.1	5.0
Purchase of treasury stock	(10.8)	(29.0)	(13.9)
Shares withheld for employees taxes	(0.5)	(9.3)	(10.7)

Cash used in financing activities	(11.1)	(87.2)	(69.6)

Net change in cash and cash equivalents	69.6	11.9	(17.4)
Cash and cash equivalents at beginning of period	348.2	405.9	423.3

Cash and cash equivalents at end of period	$417.8	$417.8	$405.9

Fairchild Semiconductor International, Inc.

Reconciliation of Cash Provided (Used in) by Operating Activities to Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended	Year Ended
	December 29, 2013	December 29, 2013	December 30, 2012

Cash provided by (used in) operating activities	$96.8	$176.1	$183.2
Capital expenditures	(16.0)	(75.2)	(151.9)

Free cash flow	$80.8	$100.9	$31.3